Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Steve Quinlan, Chief Financial Officer

                      517.372.9200, squinlan@neogen.com

Neogen Announces Record Revenue in First Quarter

LANSING, Mich., September 21, 2021 — Neogen Corporation (NASDAQ: NEOG) announced today the results of the first quarter of its 2022 fiscal year, which ended August 31. Revenues were $128,305,000, a 17% increase compared to the previous year’s first quarter revenues of $109,325,000. The company’s Food Safety and Animal Safety segments each recorded double-digit increases in organic sales in the first quarter, representing the third straight quarter of double-digit organic growth at both segments.

This quarter marked the 117th of the past 123 quarters that Neogen has reported revenue increases compared to the same period in the prior year.

Net income for the first quarter was $17,077,000, or $0.16 per share, compared to $15,860,000, or $0.15 per share, in the previous year’s first quarter. For each comparative period, earnings per share amounts have been adjusted to reflect the company’s 2-for-1 stock split on June 4.

“As the world continues to weather the COVID-19 pandemic, our strong results showcase Neogen’s resilience and perseverance,” said John Adent, Neogen’s President and Chief Executive Officer. “I am pleased that we are reporting growth across almost all of our core product lines. Additionally, our Food Safety sales team has seen tremendous excitement surrounding our new Megazyme product offerings, which have now been integrated into our product portfolio. This positive start to our new fiscal year makes us optimistic for the remainder of the year.”

Gross margins were 46.8% of sales in the first quarter of the fiscal year, compared to 46.0% recorded in the same period a year ago, due to sales of higher margin products within the Food Safety segment. First quarter operating expenses increased by 22% over the prior year’s first quarter; in last year’s first fiscal quarter, the company took a number of cost reduction actions due to the economic uncertainty resulting from the COVID-19 pandemic, totaling approximately $2.5 million. As business conditions improved through the remainder of fiscal 2021, spending returned to pre-pandemic levels. Operating income for the quarter was $21,727,000, an increase of 15%, compared to $18,895,000 a year ago. Operating income continues to be impacted by higher costs in many areas, particularly freight, due to the ongoing effects of the COVID-19 pandemic.

“We continue to face challenges due to supply chain issues, labor shortages and higher product costs caused by the COVID-19 pandemic. To mitigate this, we recently implemented price increases where appropriate, and our operations teams have taken a number of actions to control costs,” said Steve Quinlan, Neogen’s Chief Financial Officer. “Our international operations performed well during the quarter, with overall revenues increasing 20%, aided in part by the Megazyme acquisition and currency tailwinds provided by a stronger British pound and Mexican peso.”

Revenues for the company’s Food Safety segment were $62,722,000 in the current quarter, compared to $54,185,000 in the prior year’s first quarter, an increase of 16%; organic growth for the segment was 10%. The growth was due to strong increases across the company’s diagnostics portfolio, including culture media (36%), allergens (17%), pathogens (15%) and environmental sanitation (14%). The company’s December 2020 acquisition of Megazyme, a food quality and nutritional analysis business, also contributed.

The recently launched AccuPoint® Advanced NG contributed to the increase in environmental sanitation, as the handheld monitoring system and related analytics program have continued to gain market acceptance since its launch in May 2021. Sales of Neogen’s Soleris® product line recorded a 9% increase in consumables; equipment sales were flat over the prior year, in part due to difficult comparisons resulting from an 85% increase in the prior year period, as the company successfully launched its next generation reader.

Natural toxin test kit sales were led by a 14% increase in deoxynivalenol (DON) test kits and a 24% increase in zearalenone test kits. The company’s innovative Listeria Right Now™ 60-minute test system has continued its strong growth, recording an increase of 51% over prior year sales. Partially offsetting this growth, drug residue test kit sales declined by 22% due to the prior year termination of a European distribution agreement and competitive pressure within the marketplace.

In China, revenues increased by 59% (47% in Chinese yuan) from new sales of Megazyme products and strong growth in genomics, as the commercial dairy, swine and sheep markets have increased sampling volumes. Neogen Australasia revenue increased by 49% (41% in local currency), driven by growth in beef and companion animal genomic services. Neogen Latinoamerica recorded revenue increases of 16% (4% in Mexican peso), with strength in environmental sanitation products and culture media.

Revenues at Neogen’s U.K. operations increased by 9% (-2% in British pounds) over the prior year’s first quarter, which included opportunistic sales of hand sanitizers, cleaners, and disinfectants to fight the COVID-19 pandemic; these sales did not recur in the current fiscal first quarter. Revenues at the company’s Brazilian operations declined by 15% (-17% in Brazilian real) over the prior year, as a large sale of insecticides to a government agency in last year’s first quarter did not recur this year. Additionally, drought conditions contributed to a significant decline in corn crops, which negatively impacted sales of aflatoxin test kits.

Revenues for the company’s Animal Safety segment were $65,583,000 in the first quarter, an increase of 19% compared to $55,140,000 in the previous year; organic growth for the segment was also 19%. This growth was driven by a 52% increase in veterinary instruments, including needles and syringes, resulting from new private label business. The ThyroKare™ supplement, which relaunched in February 2021, contributed to a 27% increase in animal care products, which also featured strength in small animal supplements and antibiotics.

Biosecurity products sold through the Animal Safety segment continued to grow, with increases in insect control products (23%), rodent control products (5%), and cleaners and disinfectants (6%). Sales of insect control products were positively impacted by growth in the StandGuard® product line, acquired in July 2020.

Neogen’s worldwide genomics business recorded an increase of 14% in the first quarter of the fiscal year, compared to the prior year’s first quarter. The company saw strong growth across beef and dairy cattle, swine, and sheep genotyping, as well as revenue from a large non-recurring plant research project.

NEOGEN Corporation develops and markets comprehensive solutions dedicated to food and animal safety. The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. NEOGEN’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA
(In thousands, except for per share and percentages)
	Quarter ended August 31
	2021	2020
Revenue
Food Safety	$62,722	$54,185
Animal Safety	65,583	55,140

Total revenue	128,305	109,325
Cost of sales	68,297	59,023

Gross margin	60,008	50,302
Operating expenses
Sales & marketing	20,555	16,516
Administrative	13,383	11,013
Research & development	4,325	3,878

Total operating expenses	38,263	31,407

Operating income	21,745	18,895
Other income (loss)	(18)	915

Income before tax	21,727	19,810
Income tax	4,650	3,950

Net income	$17,077	$15,860
Net income per diluted share	$0.16	$0.15
Other information:
Shares to calculate per share	108,109	106,570
Depreciation & amortization	$5,682	$4,720
Interest income	203	722
Gross margin (% of sales)	46.8%	46.0%
Operating income (% of sales)	16.9%	17.3%
Revenue increase vs. FY 2021	17.4%
Net income vs. FY 2021	7.7%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
	August 31	May 31
	2021	2021
Assets
Current assets
Cash & investments	$400,880	$381,087
Accounts receivable	87,291	91,823
Inventory	102,109	100,701
Other current assets	18,844	17,840

Total current assets	609,124	591,451
Property & equipment, net	99,515	100,453
Goodwill & other assets	223,467	228,288

Total assets	$932,106	$920,192

Liabilities & Equity
Current liabilities	$50,762	$53,599
Non-current liabilities	25,981	26,216
Equity: Shares outstanding 107,493 at Aug. 31, & 107,468 at May 31	855,363	840,377

Total liabilities & equity	$932,106	$920,192